Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner
venBio Global Strategic Fund, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333‑236286) on Form S‑8 of PPD, Inc., of our report dated February 24, 2021 with respect to the consolidated financial statements of venBio Global Strategic Fund, L.P. as of December 31, 2020, the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes, which report appears in Exhibit 99.1 in the December 31, 2020 annual report on Form 10‑K of PPD, Inc.

/s/ KPMG LLP

San Francisco, California
February 24, 2021